UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: August 20, 2008

MONOGRAM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30369	94-3234479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd., South San Francisco, California, 94080

(Address of Principal Executive Offices, including zip code)

(650) 635-1100

(Registrant’s Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Monogram Biosciences, Inc. (the “Company”) is filing this Amendment No. 1 on Form 8-K/A to amend the Company’s Form 8-K, originally filed with the Securities and Exchange Commission on August 26, 2008 (the “Original Filing”), to disclose the subsequent appointment of Christine A. White, M.D. to the Nominating and Corporate Governance Committee of the Company’s board of directors. Dr. White’s initial appointment to the Company’s board of directors was disclosed in the Original Filing. At the time of the Original Filing, the Company’s board of directors had not determined to which, if any, committees of the board of directors Dr. White would be appointed. The disclosure under Item 5.02 of the Original Filing is hereby replaced in its entirety by the disclosure under Item 5.02 of this Amendment No. 1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective August 20, 2008, the Board of Directors (the “Board”) of Monogram Biosciences, Inc. (the “Company”) appointed Christine A. White, M.D., to serve as a member of the Board. Dr. White joins the class of directors to be nominated for election at the 2009 annual stockholders’ meeting. The Company is not aware of any transaction with Dr. White requiring disclosure under Item 404(a) of Regulation S-K. On September 18, 2008, Dr. White was named as a member of the Nominating and Corporate Governance Committee of the Company’s board of directors.

In accordance with the Company’s policy regarding compensation of non-employee directors, Dr. White will receive an option to purchase 25,000 shares of the Company’s common stock in connection with her appointment to the Board. In accordance with Company policy, Dr. White also is expected to receive annual option grants for 20,000 shares of the Company’s common stock. Each of the Company’s non-employee directors receive an annual retainer of $20,000, paid in equal quarterly installments. In addition, each non-employee director receives a fee of $2,000 for each Board meeting attended in person ($3,000 for directors resident outside of the U.S.), a fee of $500 for each Board meeting attended by phone and a fee of $500 for each committee meeting attended by committee members. The members of the Company’s Board are also eligible for reimbursement for their expenses incurred in attending Board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monogram Biosciences, Inc. (Registrant)

Date: September 22, 2008	By:	/s/ Kathy L. Hibbs
Kathy L. Hibbs Senior Vice President, General Counsel